EXHIBIT 11.2


                        OSTEOTECH, INC. AND SUBSIDIARIES
                COMPUTATION OF FULLY DILUTED NET INCOME PER SHARE


                                                                Three Months                                Nine Months
                                                            Ended September 30,                         Ended September 30,
                                                       -----------------------------------------------------------------------------
                                                          1997                1996                 1997                  1996
------------------------------------------------------------------------------------------------------------------------------------
   Net income                                          $1,608,000             $251,000           $3,843,000            $624,000
                                                      ==============================================================================

   Shares used in computing net income per share:

     Weighted average Common shares
      outstanding                                       8,196,979            7,799,014            8,016,508          7,708,261

     Weighted average Common shares
      issuable upon the exercise of
      outstanding stock options and
      warrants                                          1,703,060            1,336,573            1,915,825           1,430,849

     Application of assumed
      proceeds towards repurchase
      of outstanding Common shares
      using the Treasury Stock
      method                                             (481,533)(a)         (892,764)(a)         (527,124)(b)        (834,615)(b)
                                                      ------------------------------------------------------------------------------

         Shares used in computation                     9,418,506            8,242,823            9,405,209           8,304,495
                                                      ==============================================================================

   Net income per share
        assuming full dilution                               $.17                 $.03                 $.41                $.08
====================================================================================================================================


       (a) Computed using assumed proceeds of $9,690,846 and a closing market value of $20.13 in 1997 and proceeds of $5,679,766 and an average market value of $6.36 in 1996.

       (b) Computed using assumed proceeds of $10,608,363 and a closing market value of $20.13 in 1997 and proceeds of $5,833,961 and an average market value of $6.99 in 1996.

                                      E-58